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                                     PROXY
                                                                    Exhibit 99.1


                                Extensity, Inc.

                       Proxy Solicited by Extensity, Inc.

                    for the Special Meeting of Stockholders


                          to be held on March 3, 2002




The undersigned hereby appoints Robert Spinner and Sharam Sasson, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all shares of stock of Extensity, Inc. that the undersigned may be entitled to vote at the Special Meeting of Stockholders of Extensity to be held at the law offices of Cooley Godward LLP, located at 3175 Hanover Street, Palo Alto, California on Monday, March 3, 2003 at 9:30 a.m., (local time), and at any and all postponements, continuations and adjournments thereof, with all the powers the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.



Unless a contrary direction is indicated, this proxy will be voted for Proposal 1 and for Proposal 2, as more specifically described in the proxy statement. If specific instructions are indicated, this proxy will be voted in accordance therewith.



              (Continued and to be dated and signed on other side)



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SEE REVERSE
   SIDE
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EXTENSITY, INC.
C/O Equiserve Trust Company N.A.
P.O. Box 8694
Edison, NJ 08818-8694

                        Please date, sign and mail your
                      Proxy card back as soon as possible!

                        Special Meeting of Stockholders
                                EXTENSITY, INC.
                                 March 3, 2003

Mark, sign and date your proxy card and return it in the postage-paid envelope we've provided or return it to Extensity, Inc., 2200 Powell Street, Suite 300, Emeryville, California 94608.

MANAGEMENT RECOMMENDS A VOTE FOR PROPOSAL 1.

PROPOSAL 1: To adopt and approve the Amended and Restated Agreement and Plan of
            Merger dated as of February 4, 2003 among Geac Computer Corporation Limited, Geac Computers, Inc. and Cage Acquisition Inc., each a subsidiary of Geac, and Extensity, Inc. and the merger described therein.

                    [ ] For     [ ] Against     [ ] Abstain



PROPOSAL 2: To grant Extensity's management discretionary authority to adjourn the special meeting to a date or dates not later than April 2, 2003, if necessary to enable Extensity's management to solicit additional proxies with respect to the merger.

                    [ ] For     [ ] Against     [ ] Abstain


MARK HERE IF YOU PLAN TO ATTEND THE MEETING     [ ]

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT   [ ]

Please sign your name exactly as it appears hereon. If stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If a signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.


Signature: _____________ Date: ________  Signature: _____________ Date: ________